Money Manager Agreement


	This Agreement is between the TIFF Investment Program, Inc. ("TIP"), a Maryland Corporation, for the account of its TIFF Multi-Asset Fund and such other of its Funds as may from time to time allot assets for management under this agreement (hereafter "Client"), and Standard Pacific Capital LLC (hereafter "Manager") and is effective as of June 30, 1996 (the "Effective Date").

Recitals

	TIP is a non-diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

	Client wishes to retain Manager to render advisory services to Client and Manager is willing to render those services.

	Now, therefore, the parties agree as follows:

1.	Managed Assets

	Manager will provide investment management services with respect to assets placed with Manager on behalf of Client from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets." Client may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment Approach

	(a)	Appointment.  TIP, acting on behalf of Client, hereby appoints
Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the Manager's Investment Approach set forth in the Manager Profile (Manager's "Investment Approach") as such approach may be elaborated and refined with the consent of Foundation Advisers, Inc. ("FAI"), acting on behalf of Client. The Manager Profile pertaining to Manager is included the prospectus (the "Prospectus") which is part of the Registration Statement under the 1940 Act and the Securities Act of 1933, as amended on Form N1-A as filed with the Securities and Exchange Commission relating to Client and the shares of common stock in Client. The Registration Statement, with all amendments thereto, is referred herein as the "Registration Statement".

	(b)	Powers.  Subject to the supervision of the Board of Directors of
TIP and subject to the supervision of FAI, which is Investment Adviser to Client, Manager shall direct investment of the Managed Assets in accordance with Manager's Investment Approach. Client grants the Manager authority to:

		(i)	acquire (by purchase, exchange, subscription, or otherwise), to hold, and to dispose (by sale, exchange or otherwise)
investments and other securities;

		(ii)	determine what portion of the Managed Assets will be held
uninvested; and

		(iii)	enter into such agreements and make such representations
(including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by Manager of its duties hereunder.

	(c)	Power of Attorney.  To enable Manager to exercise fully discretion granted hereunder, TIP appoints Manager as its attorney in fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do.
Manager hereby accepts this appointment.

	(d)	Voting.  Manager shall be authorized to vote on behalf of Client any proxies relating to the Managed Assets, provided, however, that Manager shall comply with instructions received from Client as to the voting of securities and handling of proxies.

	(e)	Independent Contractor.  Except as expressly authorized herein,
Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, Client, or FAI in any way, or otherwise to be an agent of any of them.




3.	Requirements; Duties

	(a)	Requirements.  In performing services and otherwise discharging its obligations under this Agreement, Manager shall act in conformity with the following requirements (referred to collectively in this Agreement as the "Requirements"):

		(i)	the Articles of Incorporation and By-Laws of TIP;

	 	(ii)	the Registration Statement, including the Manager's
Investment Approach set forth therein;

		(iii)	the 1940 Act, the Internal Revenue Code, and all other
applicable federal and state laws and regulations;

		(iv)	instructions and directions of the Board of Directors of
TIP;

		(v)	instructions and directions of FAI; and

		(vi)	the Manager's Investment Guidelines, which shall be amended
from time to time by the Investment Adviser.

	(b)	Responsibility with Respect to Actions of Others.  TIP places the investment portfolio of each of its Funds, including Client, with one or more investment managers. To the extent the applicability of, or conformity with, Requirements depends upon investments made by, or activity of, managers other than Manager, Manager agrees to comply with such Requirements to the extent Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to Client at any time that Client may not be in compliance with any Requirement and Client so notifies Manager, Manager shall promptly take such actions not inconsistent with applicable law as Client may specify to effect compliance.

	(c)	Responsibility with Respect to Performance of Duties.  In
performing its duties under this Agreement, Manager will act solely in the interests of Client and shall use reasonable care and its best judgment. Manager will not deal with the Managed Assets in its own interest or for its own account.


4.	Recordkeeping and Reporting

	(a)	Records.  Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the Client's securities transactions required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of Client; Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Client's request. Upon termination of this Agreement, Manager shall promptly return records that are Client's property and, upon demand, shall make and deliver to Client true and complete and legible copies of such other records maintained as required by this Section 4(a) as Client may request. Manager may retain copies of records furnished to Client.

	(b)	Reports to Custodian.  Manager shall provide to Client's custodian and to the Client on each business day information relating to all transactions concerning the Managed Assets.

	(c)	Other Reports.  Manager  shall render to the Board of Directors of
TIP and to FAI such periodic and special reports as the Board or FAI may reasonably request.

5.	Purchase and Sale of Securities

	(a)	Selection of Brokers.  Manager shall place all orders for the purchase and sale of securities on behalf of Client with brokers or dealers selected by Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or affiliates will act as principal or receive any compensation in connection with the purchase or sale of investments by Client other than the management fees provided for in Section 6 hereof.

	(b)	Aggregating Orders.  On occasions when Manager deems the purchase or sale of a security to be in the best interest of Client as well as other clients of Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, the broker shall confirm the transactions on an average price basis and allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to Client and its other clients.

6.	Management Fees; Expenses

	(a)	Management Fees.  Schedule 1 attached hereto sets out the fees to be paid by Client to Manager by the tenth business day of the following month in connection with this Agreement. The applicable fee rate will be applied to the Manager's average daily net assets (gross of expenses except custodian transaction charges), which is defined as that portion of the average daily net assets (gross of expenses except custodian transaction charges) of the Fund, computed as described in the Fund's Registration Statement, that is managed pursuant to this Agreement by the Money Manager.

	(b)	Expenses.  Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. Client shall pay directly, or, if Manager makes payment, reimburse Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which Client is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by Client. In addition, Client shall pay directly, or, if Manager makes payment, reimburse Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by Client.

7.	Non-Exclusivity of Services

	 Manager is free to act for its own account to provide services to others similar to those to be provided to Client hereunder. Client acknowledges that Manager and its officers and employees, and Manager's other clients may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for Client. Neither Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another client.

8.	Liability

	Manager shall not be liable to Client for any error of judgment but Manager shall be liable to Client for any loss resulting from willful misfeasance, bad faith, or gross negligence by Manager in providing services under this Agreement or from reckless disregard by Manager of its obligations and duties under this Agreement.

9.	Representations

	(a)	Manager hereby confirms to Client that Manager is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Manager in accordance with its terms.

	(b)	TIP hereby confirms to Manager that it has full power and
authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

10.	Term

	This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided however that this Agreement may be terminated without the payment of any penalty, by the Client, if a decision to terminate is made by the Board of Directors of Client or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Client, or by the Manager, in each case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

	This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

	This Agreement may be amended by mutual consent, but the consent of Client must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of Client.

12.	Notices

	Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in person, or sent by telecopy, or three days after mailing registered mail postage prepaid as follows:

Client:	TIFF Investment Program
		c/o Foundation Advisers, Inc.
		2405 Ivy Road
		Charlottesville, Virginia 22903
		Telecopy:  804-977-4479

Manager:	Standard Pacific Capital LLC
		600 California Street, Suite 1880
		San Francisco, CA  94108
		Attention:  Andrew Midler
		Telecopy:  415-352-7117

	Each party may change its address by giving notice as herein required.

13.	Sole Instrument

	This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.


14.	Counterparts

	This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

	This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the effective date specified in the first paragraph of this Agreement.


On behalf of Client by the		On behalf of
TIFF Investment Program	:		Standard Pacific Capital LLC:



Signature					Signature



Name / Title					Name / Titl


Schedule I

Performance Fee Calculation


Compensation

	As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Client will pay to the Manager a fee according to the following formula:

	Fee = 15 + [ 0.270 x (Excess Return - 115)]; subject to Floor of
15 	b.p., Cap of 200 b.p.

and computed in accordance with the following provisions.

Certain Defined Terms

	"Beginning Date" shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

	"Managed Assets" is hereby defined as that portion of Client's assets allocated to Manager.

	"Minimum Fee" shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses) of Managed Assets during such month by 1/12th of the "floor rate" set forth in this Agreement.

	"Performance Adjusted Fee," with respect to a calendar month subsequent to the Transitional Period, shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Assets during the performance measurement period by 1/12th of the Performance Fee Rate determined in accordance with the formula above, where the performance measurement period is the one-year period beginning on the first day of the thirteenth month prior to such month and ending on the last day of the second month prior to such month.

	"Performance Fee Rate" shall mean the rate of fee produced by application of the formula set forth above. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Client by the Manager over the applicable performance measurement period, but is never greater than the "cap" rate nor less than the "floor" rate specified in the formula. The rate of fee varies above and below the "fulcrum" fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Manager's return exceeds, or is less than, the return of the "benchmark" specified in the formula. (The rate of return at which the Performance Fee Rate will equal the fulcrum fee rate is equal to the benchmark return plus the "hurdle" rate incorporated in the formula.) The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Manager's performance relative to the performance of the benchmark (i.e., the slope of the line graph appearing in Schedule 1) is constant (i.e., the graph's slope is a straight line). The Performance Fee Rate will change as the Manager's performance varies from the performance of the benchmark in increments of one basis point.

	"Start-Up Period" shall mean the period beginning on the Beginning Date and ending on either (i) the last day of the first full calendar month following the month in which the Beginning Date falls, where the Beginning Date is the first day of a calendar month, or (ii) the last day of the second full calendar month following the month in which the Beginning Date falls, where the Beginning Date is a day other than the first day of a calendar month.

	"Transitional Performance Fee" shall mean the result obtained by multiplying the average daily net assets (gross of expenses) of the Managed Assets during the performance measurement period by the Performance Fee Rate determined in accordance with the formula above, where the performance measurement period is the period beginning on the Beginning Date and ending on the last day of the tenth month of the Transitional Period (annualized, should the Beginning Date not be the first day of a calendar month).

	"Transitional Period" shall mean the period of twelve consecutive calendar months beginning on the day following the last day of the Start-Up Period.


Fee For Services During Start-Up Period

	For services rendered by the Manager hereunder during each calendar month, or portion of a calendar month, during the Start-Up Period, the Manager shall be entitled to a fee equal to 150% of the Minimum Fee (prorated, with respect to any period of less than a full calendar month, based on the number of days during such calendar month that the Manager provided services hereunder), payable by the Client on or about the tenth day of the month following the month in which such fees are earned.

Fee For Services During Transitional Period

	(a) Amount of Fee. For services rendered by the Manager hereunder during the Transitional Period, the Manager shall be entitled to a fee equal to the Transitional Performance Fee.

	(b) Payment of Fee. On or about the tenth day of each month of the Transitional Period, other than the first such month, the Client shall pay to the Manager an amount equal to the Minimum Fee applicable to the immediately preceding month. On or about the tenth day of the month following the end of the Transitional Period, the Client shall pay the Manager the difference between (i) the Transitional Performance Fee and (ii) the sum of Minimum Fee payments made during the Transitional Period.

	(c) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, the Transitional Period, the Manager shall be entitled to a fee for services rendered hereunder during the Transitional Period equal to 150% of the Minimum
Fee payments referred to in the immediately preceding paragraph
(prorated for any period of less than a full calendar month that the Manager provided services hereunder based on the number of days during such month that the Manager provided services hereunder), with any amounts not previously paid being payable on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.

Fee For Services During Subsequent Months

	(a) Fee. For services rendered by the Manager hereunder during consecutive full calendar months subsequent to the end of the Transitional Period, the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Client on or about the tenth day of the month following the month in which such fees are earned.

	(b) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, any such subsequent month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Client on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.







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